Exhibit 8.1


                              TROUTMAN SANDERS LLP
                     600 Peachtree Street, N.E., Suite 5200
                           Atlanta, Georgia 30308-2216
                                 (404) 885-3000





                                 January 8, 1998


Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia  30308-3374

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel to Georgia Power Company in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and forms of preliminary prospectus supplement, filed with the Securities and Exchange Commission (the "Commission") on January 8, 1998 (the "Registration Statement").

         We hereby confirm our opinion that the statements as to matters of law and legal conclusions set forth under the caption "Certain Federal Income Tax Considerations" in the form of preliminary prospectus supplement relating to trust preferred securities included in the Registration Statement are correct in all material respects.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in the form of preliminary prospectus supplement relating to trust preferred securities forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                             /s/Troutman Sanders LLP

                              TROUTMAN SANDERS LLP